PROSPECTUS SUPPLEMENT                      Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated January 25, 2006)     Registration Statement No. 333-131266

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                ----------------
                            Capital Protected Notes
                   Linked to an Index or a Basket of Indices
                                ----------------

We, Morgan Stanley, may offer from time to time capital protected notes that are linked to an index or a basket of indices. The specific terms of any such capital protected notes that we offer, including the name of the underlying index or indices, will be included in a pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement for capital protected notes or the accompanying prospectus, the terms described in the applicable pricing supplement will supersede. In this prospectus supplement for capital protected notes, we refer to the capital protected notes as the notes. The notes will have the following general terms:

o   The notes are fully capital protected if the notes are held to maturity.

o At maturity the notes will pay in cash the stated principal amount plus an amount, if any, which may not be less than zero, based on the percentage change in value of an underlying index or basket of indices of securities over the life of the notes.

o The notes may bear interest, if any, at either a fixed rate or a floating rate, as specified in the applicable pricing supplement on the dates specified in the applicable pricing supplement.

o The notes will be senior unsecured obligations of ours, and will mature more than nine months from the date of issue.

o The notes will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.


The applicable pricing supplement will describe the specific terms of the notes, including any changes to the terms specified in this prospectus supplement. See "Description of Capital Protected Notes" on S-19.

                                ----------------
Investing in the notes involves risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on page S-15.
                                ----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., our wholly owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may use this prospectus supplement, the applicable pricing supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                                ----------------
                                 MORGAN STANLEY
March 14, 2006

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this prospectus supplement and the accompanying prospectus relating to the notes, see the section of this prospectus supplement called "Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this prospectus supplement nor the accompanying prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than
(i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

         (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

         (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

         (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

         (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                                               TABLE OF CONTENTS

                                                 Page                                                        Page
                                                 ----                                                        ----

Prospectus Supplement                                       Prospectus

Summary...........................................S-4       Summary.............................................3
Hypothetical Payments on the Capital                        Foreign Currency Risks..............................7
   Protected Notes................................S-9       Where You Can Find More Information ................9
Risk Factors.....................................S-15       Consolidated Ratios of Earnings to Fixed
Description of Capital Protected Notes...........S-19          Charges and Earnings to Fixed Charges
Use of Proceeds and Hedging......................S-30          and Preferred Stock Dividends...................11
Capital Protected Notes Offered on a                        Morgan Stanley.....................................12
   Global Basis..................................S-30       Use of Proceeds....................................13
ERISA............................................S-30       Description of Debt Securities.....................13
United States Federal Taxation...................S-32       Description of Units...............................39
Plan of Distribution.............................S-36       Description of Warrants............................44
Underlying Indices and Underlying                           Description of Purchase Contracts..................47
   Index Publishers Information...................A-1       Description of Capital Stock.......................48
      S&P 500 Index...............................A-1       Forms of Securities................................59
      S&P 400 (Midcap)............................A-4       Securities Offered on a Global Basis through
      Dow Jones Industrial Average................A-6          the Depositary..................................63
      Nasdaq100 Index.............................A-8       United States Federal Taxation.....................67
      Russell 2000 Index.........................A-11       Plan of Distribution...............................71
      PHLX Housing Sector Index..................A-14       Legal Matters......................................73
      Dow Jones Euro STOXX 50 Index..............A-17       Experts............................................73
      Nikkei 225 Index...........................A-20       ERISA Matters for Pension Plans and
      MSCI EAFE..................................A-22          Insurance Companies.............................74


You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any applicable pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. As used in this prospectus supplement, the "Company," "we," "us," and "our" refer to Morgan Stanley.

                                     SUMMARY

     The following summary describes the capital protected notes linked to an index or a basket of indices that we, Morgan Stanley, may offer from time to time, in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement. We may also prepare free writing prospectuses that describe particular issuances of capital protected notes. Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus. For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

     We will sell these notes primarily in the United States, but may also sell them outside the United States or both in and outside the United States simultaneously. The notes we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes. We refer to the offering of the Series F medium-term notes as our Series F program. See "Plan of Distribution" in this prospectus supplement.

                             Capital Protected Notes

General terms of the     The notes will pay in cash the stated principal amount
notes                    at maturity plus a supplemental redemption amount, if
                         any, that will not be less than zero, and that is based on the percentage change in value of an index or a basket of indices of securities, which we refer to as the underlying index or the underlying basket of indices, over the life of the notes.

Payment at maturity               100% Principal Protection

                         At maturity, we will pay you at least the principal amount per note, plus the supplemental redemption amount, if any.

                                The Supplemental Redemption Amount

                         Unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount for each note will be equal to the stated principal amount times the applicable participation rate times the index percent change.

                         The participation rate indicates the extent to which you will participate in any change in the value of the underlying index or basket of indices. If the participation rate is less than 100%, you will participate in less than the full change in value. If the participation rate is greater than 100%, you will participate in the change in value of the underlying index or indices on a leveraged basis.

                         For issuances of notes that are based on the increase of the value of an index or basket of indices, which we refer to as "bull notes," the index percent change equals the percentage, if any, by which the final index value exceeds the initial index value.

                         For bull notes that are linked to a single index, the supplemental redemption amount will be calculated as follows:

                    supplemental redemption   =   stated principal   x  participation   x     index percent
                             amount                    amount                rate                change

                               where,

                         stated principal amount   =   the stated principal
                                                       amount per note payable
                                                       on the maturity date, as
                                                       specified in the
                                                       applicable pricing
                                                       supplement

                         participation rate        =   100%, unless otherwise
                                                       specified in the
                                                       applicable pricing
                                                       supplement

                                                       final index value - initial index value
                         index percent change      =   ---------------------------------------
                                                               initial index value

                         For bull notes, if the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplement redemption amount.

                         initial index value       =   the index closing value
                                                       of the underlying index
                                                       on the index setting date
                                                       specified in the
                                                       applicable pricing
                                                       supplement

                         final index value        =    the index closing value
                                                       of the underlying index
                                                       on the determination date
                                                       specified in the
                                                       applicable pricing
                                                       supplement

                         index closing value      =    the value of an
                                                       underlying index or any
                                                       successor index at the
                                                       regular weekday close of
                                                       trading on that index
                                                       business day

Other features of        Certain capital protected notes may have features that
capital protected        differ from the basic capital protected notes described
notes                    above. An issuance of capital protected notes could
                         combine more than one of the features listed below.

                         Notes Linked to Baskets of Indices:

                         For issuances of notes that are linked to a basket of indices, the mechanics described above under "--Payment at maturity" will apply, except that:

                         o the initial index value will equal a predetermined basket value specified in the applicable pricing supplement. On the basket setting date, which will be the day we price the notes for initial sale to the public, which we refer to as the pricing date, unless otherwise specified in the applicable pricing supplement, the Calculation Agent will determine the fractional value of each basket index included in the basket by calculating a multiplier so that each basket index will represent its applicable weighting in the initial basket value. The basket closing value, which is the sum of the products of the index closing value of each of the underlying indices and the applicable multiplier for each underlying indices, calculated on the basket setting date will equal the initial index value. The multiplier for each basket index will remain constant for the term of the notes. The weighting, the multiplier and the index closing value of each underlying index used to calculate the initial index value will be specified in the final pricing supplement for each offering of notes; and

                         o the final index value will equal the basket closing value on the determination date specified in the applicable pricing supplement, which will equal the sum of the products of the index closing value of each of the underlying indices on such determination date and the applicable multiplier for each of the basket indices. For a description of certain indices to which the notes may be linked, see "Annex I--Underlying Indices and Underlying Index Publishers Information," attached to this prospectus supplement for capital protected notes.

                         Multiple Determination Dates:

                         For issuances of notes that have multiple determination dates, which will be specified in the applicable pricing supplement, the mechanics described above under "--Payment at maturity" will apply, except that, in lieu of the final index value, we will use the final average index value, which will equal:

                         o for a single index, the arithmetic average of the index closing values of the underlying index on the relevant determination dates, as calculated by the Calculation Agent on the final determination date, or

                         o for a basket of indices, the arithmetic average of the basket closing values of the basket of indices on the relevant determination dates, as calculated by the Calculation Agent on the final determination date.

                         Bear Notes:

                         For issuances of notes that are based on the decrease of the value of an underlying index or basket of indices, which we refer to as "bear notes," the mechanics described above under "--Payment at maturity" will apply, except that the index percent change will equal the percentage, if any, by which the final index value is less than the initial index value.

                         thus,
                         for bear notes

                         index percent     initial index value - final index value
                           change       =  ---------------------------------------
                                                      initial index value

                         For bear notes, if the final index value is greater than or equal to the initial index value, the supplemental redemption amount will be zero. Therefore, you will receive only the principal amount for each note that you hold and will not receive any supplemental redemption amount.

Issue price of the       The issue price of the notes, which will be specified
notes includes           in the applicable pricing supplement, includes the
commissions and          agent's commissions paid with respect to the notes and
projected profit         the cost of hedging our obligations under the notes.
                         The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Use of Proceeds and Hedging" below.

Postponement of          If the scheduled determination date or final
maturity date            determination date, in the case of multiple
                         determination dates, is not an index business day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled index business day following that determination date as postponed.

Interest The notes may pay interest, if any, at a fixed rate or a floating rate, which will be specified in the applicable pricing supplement. If the notes pay interest, such interest will be paid on the interest payment dates specified in the applicable pricing supplement.

Other terms of the
notes                    o   The notes will not be listed on any securities
                             exchange, unless we specify otherwise in the applicable pricing supplement.

                         o The notes will be senior unsecured obligations of ours and will mature more than nine months from the date of issuance.

                         o The applicable pricing supplement will specify whether the notes will be callable by us or puttable by you.

                         o You will not have the right to present the notes to us for repayment prior to maturity, unless the applicable pricing supplement provides otherwise.

                         o The notes may be issued at a discount to their stated principal amount.

                         o We may from time to time, without your consent, create and issue additional notes of any series with the same terms as the notes previously issued so that they may be combined with the earlier issuance.

Our call right           If so specified in the applicable pricing supplement,
                         we will have the right to call all or part of the notes, beginning on the initial call date specified in the applicable pricing supplement. If we decide to call the notes, we will:

                         o send a notice announcing that we have decided to call the notes;

                         o specify in the notice the call price that we will pay you in exchange for each note; and

                         o specify in the notice a call date when you will receive the call price; the call date will be at least 10 days and no more than 30 calendar days after the date of the notice, or within the redemption notice period specified in the applicable pricing supplement.

                         The call price or call prices will be specified in the applicable pricing supplement. In the case of notes issued with original issue discount, the call price on any call date will include the yield that will have accrued on the note since the most recent date for which a call price is specified. Also see the section in this prospectus supplement called "Description of Capital Protected Notes-Additional Price Dependent Call Right."

MS & Co. will be the     We have appointed our affiliate Morgan Stanley & Co.
Calculation Agent        Incorporated or its successors, which we refer to as MS
                         & Co., to act as Calculation Agent for us with respect to the capital protected notes. As Calculation Agent, MS & Co. will determine the initial index value, the index closing values, the multipliers, the final index value, the final average index value, the percentage change in the underlying index or basket of indices, the supplemental redemption amount, the payment to you at maturity and whether a market disruption event has occurred. All determinations made by the Calculation
                         Agent will be at the sole discretion of the Calculation
                         Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

Forms of securities      The capital protected notes will be issued in fully
                         registered form and will be represented by a global security registered in the name of a nominee of The
                         Depository Trust

                         Company, as depositary, unless we indicate in the applicable pricing supplement that they will be represented by certificates issued in definitive form. We will not issue book-entry securities as certificated securities except under the circumstances described in "Forms of Securities -- The Depositary" in the prospectus, under which heading you may also find information on The Depository Trust Company's book-entry system.

Where you can find       Because this is a summary, it does not contain all of
more information on      the information that may be important to you including
the notes                the specific requirements for the exercise of our call
                         right. You should read the "Description of Capital
                         Protected Notes" section in this prospectus supplement and the "Description of Debt Securities" section in the prospectus for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this prospectus supplement called "Risk Factors."

                         We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the notes.

How to reach us          You may contact your local Morgan Stanley branch office
                         or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212)
                         761-4000).

              HYPOTHETICAL PAYMENTS ON THE CAPITAL PROTECTED NOTES

     The following examples illustrate the payment at maturity on the notes for a range of hypothetical issuances of notes with the following characteristics:
(a) bull notes with a single determination date; (b) bull notes with multiple determination dates; (c) bear notes with a single determination date; and (d) bear notes with multiple determination dates.

     General terms for the hypothetical issuances described below:

Principal Amount:                   $10
Hypothetical initial index value:   1,000


     (a) Bull notes with a single determination date:

     At maturity, if the final index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the determination date and is equal to the product of (i) $10 times (ii) the participation rate times
(iii) the percentage, if any, by which the final index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payment on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payments on the notes.

Example 1:

The final index value is 50% greater than the initial index value.

Final index value:                1,500
Hypothetical participation rate:  130%


      Supplemental redemption                          1,500 - 1,000
      amount per note           =   $10   x  130%   x  --------------  =  $6.50
                                                           1,000

     In the example above, the total payment at maturity per note will equal $16.50, which is the sum of the principal amount of $10 and a supplemental redemption amount of $6.50. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 principal amount of notes for the specified final index values, however they do not cover the complete range of possible payments at maturity.


----------------- ----------- --------- ------------ ---------- --------------
Percent Return of                       Supplemental
   Hypothetical      Final    Principal  Redemption  Payment at Percent Return
 Underlying Index Index Value  Amount      Amount     Maturity    on $10 Note
----------------- ----------- --------- ------------ ---------- --------------
    -100%                0     $10.00      $0.00       $10.00          0%
     -50%              500     $10.00      $0.00       $10.00          0%
     -40%              600     $10.00      $0.00       $10.00          0%
     -30%              700     $10.00      $0.00       $10.00          0%
     -20%              800     $10.00      $0.00       $10.00          0%
     -10%              900     $10.00      $0.00       $10.00          0%
----------------- ----------- --------- ------------ ---------- --------------
       0%            1,000     $10.00      $0.00       $10.00          0%
----------------- ----------- --------- ------------ ---------- --------------
      10%            1,100     $10.00      $1.30       $11.30         13%
      20%            1,200     $10.00      $2.60       $12.60         26%
      30%            1,300     $10.00      $3.90       $13.90         39%
      40%            1,400     $10.00      $5.20       $15.20         52%
      50%            1,500     $10.00      $6.50       $16.50         65%
      60%            1,600     $10.00      $7.80       $17.80         78%
      70%            1,700     $10.00      $9.10       $19.10         91%
      80%            1,800     $10.00     $10.40       $20.40        104%
      90%            1,900     $10.00     $11.70       $21.70        117%
     100%            2,000     $10.00     $13.00       $23.00        130%
----------------- ----------- --------- ------------ ---------- --------------

Example 2:

The final index value is 50% greater than the initial index value.

Final index value:                1,500
Hypothetical participation rate:  80%



      Supplemental                             1,500 - 1,000
      redemption  amount per   =   $1,000  x  ---------------   x  .80  =  $400
      note                                         1,000


     In the example above, the total payment at maturity per note will equal $1,400, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $400. The supplemental redemption amount, if any, is based on the final index value, which is equal to the index closing value on the determination date. It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.


----------------- ----------- --------- ------------ ---------- --------------
Percent Return of                       Supplemental
   Hypothetical      Final    Principal  Redemption  Payment at Percent Return
 Underlying Index Index Value  Amount      Amount     Maturity    on $10 Note
----------------- ----------- --------- ------------ ---------- --------------
     -100%               0     $10.00      $0.00       $10.00           0%
      -50%             500     $10.00      $0.00       $10.00           0%
      -40%             600     $10.00      $0.00       $10.00           0%
      -30%             700     $10.00      $0.00       $10.00           0%
      -20%             800     $10.00      $0.00       $10.00           0%
      -10%             900     $10.00      $0.00       $10.00           0%
----------------- ----------- --------- ------------ ---------- --------------
        0%           1,000     $10.00      $0.00       $10.00           0%
----------------- ----------- --------- ------------ ---------- --------------
       10%           1,100     $10.00      $0.80       $10.80           8%
       20%           1,200     $10.00      $1.60       $11.60          16%
       30%           1,300     $10.00      $2.40       $12.40          24%
       40%           1,400     $10.00      $3.20       $13.20          32%
       50%           1,500     $10.00      $4.00       $14.00          40%
       60%           1,600     $10.00      $4.80       $14.80          48%
       70%           1,700     $10.00      $5.60       $15.60          56%
       80%           1,800     $10.00      $6.40       $16.40          64%
       90%           1,900     $10.00      $7.20       $17.20          72%
      100%           2,000     $10.00      $8.00       $18.00          80%
----------------- ----------- --------- ------------ ---------- --------------


     (b) Bull notes with multiple determination dates:

     In the case of bull notes with multiple determination dates, the supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the index closing values of the underlying index on the determination dates (four in our example below) specified in the applicable pricing supplement. Because the value of the underlying index may be subject to significant fluctuations over the period covered by the determination dates, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity. The examples of the hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the index closing value of the underlying index over such period on the amount payable to you at maturity. However, the underlying index may not increase or decrease over such period in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payment at maturity on the notes for a range of hypothetical index closing values in an hypothetical issuance with four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

                                       ------------------- ------------------- ------------------- ------------------
                                           Example 1           Example 2           Example 3           Example 4
                                       ------------------- ------------------- ------------------- ------------------
                                         Index Closing       Index Closing       Index Closing       Index Closing
                                             Value               Value               Value               Value
                                       ------------------- ------------------- ------------------- ------------------
               1st Determination Date        1,300               1,100               1,300                950
               2nd Determination Date        1,400               1,000               1,400                900
               3rd Determination Date        1,500                900                1,200                850
             Final Determination Date        1,600                800                1,000               1,250
-------------------------------------- ------------------- ------------------- ------------------- ------------------
           Final Average Index Value:       1,450.00             950.00             1,225.00            987.50
-------------------------------------- ------------------- ------------------- ------------------- ------------------
                 Participation Rate :         130%                130%                130%               130%
-------------------------------------- ------------------- ------------------- ------------------- ------------------
      Supplemental Redemption Amount:        $5.85               $0.00               $2.93               $0.00
-------------------------------------- ------------------- ------------------- ------------------- ------------------
         Payment at maturity on a $10        $15.85              $10.00              $12.93             $10.00
                          investment:
-------------------------------------- ------------------- ------------------- ------------------- ------------------


o In Example 1, the index closing value increases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 1,450 is lower than the index closing value of 1,600 on the final determination date. At maturity, for each note the investor receives $15.85, the sum of the principal amount of $10.00 and the supplemental redemption amount of $5.85. The return on the notes at maturity represents a 58.5% increase above the issue price, which is less than the simple index return of approximately 60% over the term of the notes.

o In Example 2, the index closing value decreases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 950 is higher than the index closing value of 800 on the final determination date. But because the final average index value is less than the initial index value, there is no supplemental redemption amount. Nevertheless, the investor receives the principal amount of $10.00 for each note at maturity, even though the index declines 5% over the term of the notes.

o In Example 3, the index closing value reaches a high of 1,400 on the second determination date and declines on subsequent determination dates. At maturity, the final average index value of 1,225 is higher than the index closing value of 1,000 on the final determination date. At maturity, for each note the investor receives $12.93, the sum of the principal amount of $10.00 and the supplemental redemption amount of $2.93. The return on the notes at maturity represents a 29.3% increase above the issue price, even though the simple index return over the term of the notes is 0%.

o In Example 4, the index closing value declines on each of the first three determination dates to a low of 850 and increases on the final determination date. At maturity, the final average index value of 987.5 is less than the index closing value of 1,250 on the final determination date. Because the final average index value is also less than the initial index value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 25% over the term of the notes.

     (c) Bear notes with a single determination date:

     At maturity, if the final index value is less than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $10 times (ii) the participation rate times (iii) the percentage, if any, by which the final index value is less than the initial index value.

     Presented below is a hypothetical example showing how the payment on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payments on the notes.

Example 1:

The final index value is 20% less than the initial index value.

Final index value:                   800
Hypothetical participation rate:     130%

                                                    1,000 - 800
    Supplemental redemption   =  $10  x  130%  x   --------------    =   $2.60
    amount per note                                     1,000


     In the example above, the total payment at maturity per note will equal $12.60, which is the sum of the principal amount of $10 and a supplemental redemption amount of $2.60. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 principal amount of notes for the specified final index values, however they do not cover the complete range of possible payments at maturity.


----------------- ----------- --------- ------------ ---------- --------------
Percent Return of                       Supplemental
   Hypothetical      Final    Principal  Redemption  Payment at Percent Return
 Underlying Index Index Value  Amount      Amount     Maturity    on $10 Note
----------------- ----------- --------- ------------ ---------- --------------
    -100%                0     $10.00      $13.00      $23.00         130%
     -90%              100     $10.00      $11.70      $21.70         117%
     -80%              200     $10.00      $10.40      $20.40         104%
     -70%              300     $10.00       $9.10      $19.10          91%
     -60%              400     $10.00       $7.80      $17.80          78%
     -50%              500     $10.00       $6.50      $16.50          65%
     -40%              600     $10.00       $5.20      $15.20          52%
     -30%              700     $10.00       $3.90      $13.90          39%
     -20%              800     $10.00       $2.60      $12.60          26%
     -10%              900     $10.00       $1.30      $11.30          13%
----------------- ----------- --------- ------------ ---------- --------------
       0%            1,000     $10.00       $0.00      $10.00           0%
----------------- ----------- --------- ------------ ---------- --------------
      10%            1,100     $10.00       $0.00      $10.00           0%
      20%            1,200     $10.00       $0.00      $10.00           0%
      30%            1,300     $10.00       $0.00      $10.00           0%
      40%            1,400     $10.00       $0.00      $10.00           0%
      50%            1,500     $10.00       $0.00      $10.00           0%
     100%            2,000     $10.00       $0.00      $10.00           0%
----------------- ----------- --------- ------------ ---------- --------------


Example 2:

The final index value is 20% less than the initial index value.

Final index value:                  800
Hypothetical participation rate:    80%

                                                  1,000 - 800
    Supplemental redemption  =  $10  x  80%   x   -------------   =   $1.60
    amount per note                                  1,000

     In the example above, the total payment at maturity per note will equal $11.60, which is the sum of the principal amount of $10 and a supplemental redemption amount of $1.60. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 principal amount of notes for the specified final index values, however they do not cover the complete range of possible payments at maturity.

----------------- ----------- --------- ------------ ---------- --------------
Percent Return of                       Supplemental
   Hypothetical      Final    Principal  Redemption  Payment at Percent Return
 Underlying Index Index Value  Amount      Amount     Maturity    on $10 Note
----------------- ----------- --------- ------------ ---------- --------------
    -100%                0     $10.00      $8.00       $18.00         80%
     -90%              100     $10.00      $7.20       $17.20         72%
     -80%              200     $10.00      $6.40       $16.40         64%
     -70%              300     $10.00      $5.60       $15.60         56%
     -60%              400     $10.00      $4.80       $14.80         48%
     -50%              500     $10.00      $4.00       $14.00         40%
     -40%              600     $10.00      $3.20       $13.20         32%
     -30%              700     $10.00      $2.40       $12.40         24%
     -20%              800     $10.00      $1.60       $11.60         16%
     -10%              900     $10.00      $0.80       $10.80          8%
----------------- ----------- --------- ------------ ---------- --------------
       0%            1,000     $10.00      $0.00       $10.00          0%
----------------- ----------- --------- ------------ ---------- --------------
      10%            1,100     $10.00      $0.00       $10.00          0%
      20%            1,200     $10.00      $0.00       $10.00          0%
      30%            1,300     $10.00      $0.00       $10.00          0%
      40%            1,400     $10.00      $0.00       $10.00          0%
      50%            1,500     $10.00      $0.00       $10.00          0%
     100%            2,000     $10.00      $0.00       $10.00          0%
----------------- ----------- --------- ------------ ---------- --------------

     (d) Bear notes with multiple determination dates:

     In the case of bear notes with multiple determination dates, the supplemental redemption amount is based on the final average index value, which equals the arithmetic average of the index closing values on the determination dates (four in our example below) specified in the applicable pricing supplement. Because the index closing values may be subject to significant fluctuations over the period covered by the determination dates, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity. The examples of the hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the index closing value of the underlying index over such period on the amount payable to you at maturity. However, the index closing values may not increase or decrease over such period in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payment at maturity on the notes for a range of hypothetical index closing values in an hypothetical issuance with four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.


                                       ------------------- ------------------- ------------------- ------------------
                                           Example 1           Example 2           Example 3           Example 4
                                       ------------------- ------------------- ------------------- ------------------
                                         Index Closing       Index Closing       Index Closing       Index Closing
                                             Value               Value               Value               Value
                                       ------------------- ------------------- ------------------- ------------------
               1st Determination Date         950                1,050                900                1,050
                                       ------------------- ------------------- ------------------- ------------------
               2nd Determination Date         900                1,100                800                1,200
                                       ------------------- ------------------- ------------------- ------------------
               3rd Determination Date         850                1,200                750                1,150
                                       ------------------- ------------------- ------------------- ------------------
             Final Determination Date         800                1,300                950                 900
-------------------------------------- ------------------- ------------------- ------------------- ------------------
           Final Average Index Value:        875.00             1,162.50             850.00            1,075.00
-------------------------------------- ------------------- ------------------- ------------------- ------------------
                  Participation Rate:         130%                130%                130%               130%
-------------------------------------- ------------------- ------------------- ------------------- ------------------
      Supplemental Redemption Amount:        $1.63               $0.00               $1.95               $0.00
-------------------------------------- ------------------- ------------------- ------------------- ------------------
         Payment at maturity on a $10        $11.63              $10.00              $11.95             $10.00
                          investment:
-------------------------------------- ------------------- ------------------- ------------------- ------------------


o In Example 1, the index closing value decreases on each determination date. Consequently, the final average index value of 875 is higher than the index closing value of 800 on the final determination date. At maturity, for each note the investor receives $11.63, the sum of the principal amount of $10 and the supplemental redemption amount of $1.63. The return on the notes at maturity represents a 16.3% increase above the issue price, which is less than if the return on the notes had been measured by the simple index return of -20% over the term of the notes.

o In Example 2, the index closing value increases on each determination date. Because the final average index value is greater than the initial index value, there is no supplemental redemption amount and the investor receives only the principal amount of $10.00 for each note at maturity.

o In Example 3, the index closing value declines on the first three determination dates to a low of 750 and increases on the final determination date. At maturity, the final average index value of 850 is less than the index closing value of 950 on the final determination date. At maturity, for each note the investor receives $11.95, the sum of the principal amount of $10.00 and the supplemental redemption amount of $1.95. The return on the notes at maturity represents a 19.5% increase above the issue price, which is more than if the return on the notes had been measured by the simple index return of -5% over the term of the notes.

o In Example 4, the index closing value reaches a high of 1,200 on the second determination date and declines on the third and fourth determination dates. At maturity, the final average index value of 1,075 is higher than the index closing value of 900 on the final determination date. Because the final average index value is greater than the initial index value, there is no supplemental redemption amount, even though the index had declined below the initial index value on the final determination date. At maturity, the investor receives only the principal amount of $10.00 for each note.

                                  RISK FACTORS

     The capital protected notes are not secured debt, are riskier than ordinary debt securities and may not pay interest. The payment you receive at maturity is linked to the performance of an underlying index or basket of indices, however, investing in the notes is not equivalent to investing directly in the underlying index or indices. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes may not pay interest

     The terms of the notes differ from those of ordinary debt securities in that we may not pay interest on the notes. Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. Where the notes do not pay interest, they have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value.

The notes may not pay more than the principal amount at maturity

     For bull notes, if the final index value is less than or equal to the initial index value, and, for bear notes, if the final index value is greater than or equal to the initial index value, you will receive only the stated principal amount for each note you hold at maturity.

Secondary trading may be limited

     There may be little or no secondary market for the notes. Although we may decide to apply to list the notes on a stock exchange, we may not meet the requirements for listing of that particular stock exchange and do not expect to announce whether or not we will meet such requirements prior to the pricing date. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If the notes are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

     Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

    o the value of the underlying index or indices at any time and on the specified determination dates

    o the volatility (frequency and magnitude of changes in value) of the underlying index or indices

    o   interest and yield rates in the market

    o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks underlying the underlying index or indices or stock markets generally and that may affect the final index value

    o   the time remaining to the maturity of the notes

    o the dividend rate on the stocks underlying the index or indices that your notes are linked to

    o   our creditworthiness

     Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates in the case of bull notes, the underlying index or basket of indices is at, below or not sufficiently above the initial index value or, in the case of bear notes, the underlying index or basket of indices is at, above or not sufficiently below the initial index value, or if market interest rates rise.

     You cannot predict the future performance of the underlying index or indices based on its or their historical performance. We cannot guarantee, for bull notes, that the final index value will be higher than the initial index value and, for bear notes, that the initial index value will be higher than the final index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket indices may offset each other

     For notes where the supplemental redemption amount is based on a basket of two or more indices, price movements in the basket indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on a determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices. You can review the historical prices of each of the basket indices in the section called "Historical Information" in the applicable pricing supplement. You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the levels of any of the basket indices will be offset by decreases in the levels of other basket indices, based on their historical performance. In addition, there can be no assurance that, for bull notes, the final index value for the basket of indices will be higher than the initial index value and, for bear notes, that the final index value will be lower than the initial index value. If the final index value for a bull note is at or below the initial index value and if the final index value for a bear note is at or above the initial index value, you will receive at maturity only the principal amount of the notes.

Investing in the notes is not equivalent to investing in the underlying index or indices

     Investing in the notes is not equivalent to investing in the underlying index or basket of indices or their component stocks. The payment you receive at maturity on the notes will be based on the index closing value of the underlying index or indices on the specified determination dates. Where the notes are bull notes with more than one determination date, it is possible for the final average index value to be lower than the initial index value even if the value of the underlying index at maturity is higher than the initial index value. Where the notes are bear notes with more than one determination date, it is possible for the final average index value to be higher than the initial index value even if the value of the underlying index at maturity is lower than the initial index value. In the case of bull notes with multiple determination dates, a decrease in the value of the underlying index on any one determination date could more than offset any increases in the value of the underlying index or indices on the other determination dates.

Adjustments to the underlying index or indices could adversely affect the value of the notes

     The index publishers are responsible for calculating and maintaining the underlying index or indices. The index publishers can add, delete or substitute the stocks underlying the underlying index or make other methodological changes that could change the value of the underlying index or indices. The index publishers may discontinue or suspend calculation or dissemination of the underlying index or indices. Any of these actions could adversely affect the value of the notes.

     The index publishers may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the Calculation Agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index or indices. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payment on the notes will be an amount based on the closing prices of the stocks underlying the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

You have no shareholder rights

     As an investor in the notes, you will not have voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the underlying index or indices. The prices of securities in countries other than the United States that may underlie certain indices may be affected by political, economic, financial and social factors in such jurisdictions, including changes in a country's government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

There are risks associated with investments in securities indexed to the value of foreign equity securities

     Investments in securities indexed to the value of foreign equity securities involve risks associated with the foreign securities market, including volatility, governmental intervention and cross-shareholdings among companies in the foreign index. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Notes linked to the MSCI EAFE Index are subject to currency exchange risk

     Because the prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the component country indices and the MSCI EAFE Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the MSCI EAFE Index. An investor's net exposure will depend on the extent to which the currencies of the component country indices strengthen or weaken against the U.S. dollar and the relative weight of each component country index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the MSCI EAFE Index will be adversely affected and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risk are:

o    existing and expected rates of inflation

o    existing and expected interest rate levels

o    the balance of payments

o the extent of governmental surpluses or deficits in the component countries and the United States of America

     All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests

     The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

     As Calculation Agent, MS & Co. will determine the initial index value and the final index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the underlying index, may affect the payment to you at maturity. See the sections of this prospectus supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the Underlying Index; Alteration of Method of Calculation."

     The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the Calculation Agent and its affiliates could potentially adversely affect the value of the underlying index

     MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or indices or their component stocks), including trading in the stocks that comprise the underlying index or indices as well as in other instruments related to the underlying index or indices or their underlying stocks. MS & Co. and some of our other subsidiaries also trade the stocks that comprise the underlying index and other financial instruments related to the underlying index or indices and the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, could increase for bull notes or decrease for bear notes the value at which the underlying index or indices must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the underlying index or indices on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

     You should also consider the tax consequences of investing in the notes. The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this prospectus supplement called "United States Federal Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this prospectus supplement) of the notes even though you may not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the sections called "United States Federal Taxation" in this prospectus supplement and "United States Federal Taxation" in the accompanying prospectus.

     If you are a non-U.S. investor, please also read the section of this prospectus supplement called "United States Federal Taxation."

     You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                     DESCRIPTION OF CAPITAL PROTECTED NOTES

     Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will specify the particular terms for each issuance of notes, and may supplement, modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. References in this prospectus supplement to a note shall refer to the stated principal amount specified as the denomination for that issuance of notes in the applicable pricing supplement.

     The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

    o   Senior Debt Indenture ("Description of Debt Securities -- Indentures")

    o senior indebtedness ("Description of Debt Securities -- Subordination Provisions")

General Terms of the Notes

     We will issue the notes as part of our Series F medium-term notes under the Senior Debt Indenture. The Series F medium-term notes issued under the Senior Debt Indenture, together with our senior Series G and Series H global medium-term notes, referred to below under "Plan of Distribution," will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under the Senior Debt Indenture that we designate as being part of that series. The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur. We may, without your consent, create and issue additional notes with the same terms as previous issuances of notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

     Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our notes to the extent applicable:

    o   the issue price (price to public);

    o   the stated principal amount per note;

    o   the aggregate principal amount;

    o   the denominations or minimum denominations;

    o   whether the notes are bull notes or bear notes;

    o   the original issue date;

    o the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

    o the terms, if any, on which we may call the notes, including the initial call date and the call prices;

    o whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

    o the rate per year at which the notes will pay interest, if any, or the method of calculating that rate and the interest payment dates on which interest will be payable;

    o the underlying index or basket of indices, and if so, the applicable multiplier for each underlying index;

    o the value of the underlying index or basket of indices on the index setting date or basket setting date;

    o the participation rate to be used to calculate the supplemental redemption amount;

    o   the stock exchange, if any, on which the notes may be listed;

    o   the applicable ERISA treatment for the notes;

    o if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including historical exchange rates as against the U.S. dollar;

    o if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

    o   any other terms on which we will issue the notes.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

     "Bloomberg page" means the display page so designated by Bloomberg Financial Markets ("Bloomberg") or any other display page that may replace that display page on Bloomberg and any successor service thereto.

     "basket closing value" on any date is the sum of the products of the index closing value of each of the underlying indices and the applicable multiplier for each of the underlying indices. The underlying index closing values and the multipliers will be specified in the applicable final pricing supplement and will be calculated on the basket setting date. In certain circumstances, the basket closing value will be based on the alternate calculation of the basket indices described under "--Discontinuance of Any Underlying Index; Alteration of Method of Calculation."

     "basket setting date" will be the pricing date, unless otherwise specified in the applicable pricing supplement. If the basket setting date specified in the applicable pricing supplement for determining any underlying index closing value is other than the pricing date, and such basket setting date is not an index business day with respect to an underlying index or there is a market disruption event on such day, then the basket setting date for that underlying index will be postponed to the next succeeding index business day with respect to such underlying index on which there is no market disruption event.

     "bear notes" means issuances of notes that are based on the decrease of the value of an index or basket of indices.

     "bull notes" means issuances of notes that are based on the increase of the value of an index or basket of indices.

     "business day" means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

     "call date" for each issuance of notes that are subject to our call right will be the scheduled trading day on or after the initial call date that is specified by us in our notice of exchange as the date on which we will deliver cash to holders of the notes called for exchange. The initial call date will be specified in the applicable pricing supplement. We may specify any scheduled trading day on or after the initial call date or the maturity date (whether or not it is a scheduled trading day) as the call date, unless otherwise specified in the applicable pricing supplement.

     "call notice date" will be the scheduled trading day on which we issue our call notice, which must be at least 10 but not more than 30 calendar days prior to the call date for such notes (the "redemption notice period"), unless a different redemption notice period is specified in the applicable pricing supplement.

     "call price" or "call prices" with respect to each issuance of notes that are subject to a our call right on any day during the term of such notes or a formula by which the call price(s) may be determined will be specified in the applicable pricing supplement.

     "Clearstream, Luxembourg" means Clearstream Banking, societe anonyme.

     "Depositary" or "DTC" means The Depository Trust Company, New York, New
York.

     "determination date" or "determination dates" with respect to an issuance of notes will be specified in the applicable pricing supplement. If there is only one determination date, the final index value will be determined on that determination date. If there are multiple determination dates, then the final index value will be determined on the last determination date, which we refer to as the "final determination date."

     "Euroclear operator" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

     "index business day" will be any trading day other than a Saturday or Sunday on which the relevant underlying index (or successor index) is calculated.

     "index closing value" for any underlying index on any index business day will equal the closing value of such underlying index or any successor index at the regular weekday close of trading on that index business day as it appears in the price source specified in the applicable pricing supplement. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index described under "--Discontinuance of the Underlying Index; Alteration of Method of Calculation."

     "index setting date" will be the pricing date, unless otherwise specified in the applicable pricing supplement. If the index setting date specified in the applicable pricing supplement for determining any underlying index closing value is other than the pricing date, and then the index setting date is not an index business day with respect to an underlying index or there is a market disruption event on such day, such index setting date will be postponed to the next succeeding index business day with respect to such underlying index on which there is no market disruption event.

     "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

     "issue price" means the amount per note specified in the applicable pricing supplement and will equal the principal amount of each note, unless otherwise specified.

     "market disruption event" means, with respect to any underlying index for an issuance of capital protected notes, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

     (i)

         (a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of an underlying index (or the relevant successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s);

         (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of an underlying index (or the relevant successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate; and

         (c) the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to an underlying index (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

     (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the applicable issuance of notes; provided that clause (ii) shall not apply to issuances of capital protected notes that are listed on a securities exchange, unless otherwise indicated in the applicable pricing supplement.

     For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in an underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

     For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event, (3) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on an underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to an underlying index and (5) a "suspension, absence or material limitation of trading" on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to an underlying index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

     "maturity date" means the date specified in the applicable pricing supplement, subject to extension if the scheduled determination date or scheduled final determination date, in the case of multiple determination dates, is postponed in accordance with the definition thereof so that it is on a day following the second scheduled index business day prior to the scheduled maturity date. If the scheduled determination date or scheduled final determination date is postponed beyond the second scheduled index business day prior to the scheduled maturity date, the maturity date of the notes will be postponed until the second scheduled index business day following that determination date as postponed. See the definition of determination date above.

     "multiplier" means the fractional value of each underlying index included in the basket so that each underlying index will represent its applicable weighting in the initial basket value. The multiplier for each underlying index will remain constant for the term of the notes. The multipliers will be calculated by the Calculation Agent and will be specified in the applicable pricing supplement.

     "original issue date" means the date specified in the applicable pricing supplement on which a particular issuance of capital protected notes will be issued.

     "participation rate" for an issuance of notes will be 100%, unless otherwise specified in the applicable pricing supplement, and will be used to calculate the supplemental redemption amount for such issuance of notes. The participation rate indicates the extent to which you will participate in any change in the value of the underlying index or basket of indices. If the participation rate is less than 100%, you will participate in less than the full change in value. If the participation rate is greater than 100%, you will participate in the change in value of the underlying index or indices on a leveraged basis.

     "payment at maturity" means the payment due at maturity with respect to each note, as described under "--Payment at Maturity" below.

     "price source" means the display page , or any successor page, specified in the applicable pricing supplement (e.g., Bloomberg or Reuters), which will be used by the Calculation Agent to determine the index closing value of an underlying index. If such service or any successor service no longer displays the index closing value of any underlying index, then the Calculation Agent shall designate an alternate source of such index closing value, which shall be the publisher of such index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such index.

     "pricing date" means the day when we price the notes for initial sale to the public.

     "record date" for any interest payment date, if applicable, including the maturity date, is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

     "relevant exchange" means the primary exchange(s) or market(s) of trading for (i) any security then included in any underlying index, or any successor index, and (ii) any futures or options contracts related to such underlying index or to any security then included in any underlying index.

     "Reuters page" means the display page so designated by Reuters Monitor Money Rates Service ("Reuters") or any other display page that may replace that display page on Reuters and any successor service thereto.

     "stated principal amount" for an issuance of capital protected notes shall be the principal amount per note payable at maturity, as specified in the applicable pricing supplement.

     "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     "trading day" means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     "underlying index" or "underlying indices" means the index or indices specified in the applicable pricing supplement, the performance of which underlies the notes.

     "underlying index publisher" means the publisher of the applicable underlying index.

     "weighting" of an underlying index in a basket of indices represents the percentage of the whole basket initially assigned to such index. The weightings will be specified in the applicable pricing supplement.

     References in this prospectus supplement to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

     In this "Description of Capital Protected Notes," references to the underlying index will include any basket of indices specified in the applicable pricing supplement and any successor index or indices, unless the context requires otherwise.

     Other terms of the capital protected notes are described in the following paragraphs.

                               PAYMENT AT MATURITY

     With respect to an issuance of capital protected notes linked to an index or a basket of indices, on the applicable maturity date, you will receive per note the stated principal amount of such note, plus the supplemental redemption amount applicable to such notes, as determined below. We refer to this payment as the "payment at maturity."

     Unless otherwise specified in the applicable pricing supplement for an issuance of notes, the level of principal protection, or "principal protection level," is 100%. The supplement redemption amount may not be less than zero, even if the underlying index or basket of indices, for an issuance of bull notes, decreases in value between the date or dates on which the initial index value is determined and the date or dates on which the final index value is determined, or, for an issuance of bear notes, increases in value over the same period. At maturity, subject to our right to call the notes earlier if so provided in the applicable pricing supplement, the amount you will receive for each 100% principal protected note will be no less than the stated principal amount of that note.

Supplemental Redemption Amount

     The "supplemental redemption amount" at maturity for an issuance of notes will be determined on a per note basis and will be equal to (i) the stated principal amount for such notes times (ii) the applicable participation rate times (iii) the applicable index percent change, each as specified in the applicable pricing supplement. Unless otherwise stated in the pricing supplement, the supplemental redemption amount per note will be calculated as follows:

     supplemental
      redemption   =  stated principal  x  participation rate  x  index percent
        amount            amount                                     change

     The Calculation Agent will calculate the supplemental redemption amount for each issuance of notes on the determination date, or, in case of multiple determination dates, on the last of the determination dates. With respect to each issuance of notes, we will, or will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the applicable supplemental redemption amount and the applicable maturity redemption amount, on or prior to 10:30 a.m. on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) for such issuance of notes. See "Discontinuance of the Underlying Index; Alteration of Method of Calculation" below.

     "index percent change" with respect to each issuance of notes is a fraction, the denominator of which will be the initial index value of the underlying index or basket of indices and:

          o for an issuance of bull notes: the numerator will be the final index value of the applicable underlying index or basket of indices less the initial index value of such underlying index or basket of indices. The index percent change for an underlying index or basket of indices is described by the following formula:

                      (final index value - initial index value)
                      -----------------------------------------
                              initial index value

          o for an issuance of bear notes: the numerator will be the initial index value of the applicable underlying index or basket of indices less the final index value of the underlying index or basket of indices. The index percent change for an underlying index or basket of indices is described in the following formula:

                      (initial index value - final index value)
                      -----------------------------------------
                                 initial index value

     "initial index value" with respect to an issuance of notes will be determined as follows:

          o for notes linked to a single index: the initial index value will be the index closing value of the underlying index on the index setting date, as specified in the applicable pricing supplement.

          o for notes linked to a basket of indices: the initial index value for the basket will equal a predetermined basket value specified in the applicable pricing supplement.

     "final index value" with respect an issuance of notes will be

          o for issuances of notes with one determination date: the final index value will be the index closing value or the basket closing value on such determination date.

          o for issuances of notes with multiple determination dates: the final index value will be referred to as the "final average index value" and will be the arithmetic average of the index closing values or basket closing values, as applicable, of the underlying index or basket of indices on the determination dates, as calculated by the Calculation Agent.

     The Calculation Agent will take into account market disruption events and non-index business days in any calculation of a final index value or final average index value, respectively, as follows:

          If a market disruption event with respect to such underlying index or indices occurs on the only determination date or on the last determination date specified in the applicable pricing supplement or if the only determination date or such last determination date is not an index business day, the index closing value or basket closing value for such determination date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred.

          If a market disruption event with respect to an underlying index occurs on one of the multiple determination dates other than the final determination date or if such determination date is not an index business day, the index closing value or basket closing value for such determination date will be determined on the immediately succeeding index business day during which no market disruption event occurs; provided that if a market disruption event occurs on each of the five index business days immediately succeeding such determination date, then such fifth succeeding index business day will be deemed to be the relevant determination date, notwithstanding the occurrence of a market disruption event on such day, and the Calculation Agent will determine the value of the underlying index or basket of indices on such date in accordance with the formula for calculating the underlying index or basket of indices last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently comprising the underlying index or indices.

     If, however, the applicable pricing supplement specifies that the determination dates will be a specified number of index business days in a specified "calculation period," then the final index value will be referred to as the final average index value and will be calculated by the Calculation Agent, as follows:

          The final average index value will equal the sum, of the products, each a "daily calculation value," of the index closing value and the weighting for each determination date. The weighting for each determination date will initially be the same and will be a fraction, the numerator of which is 1 and the denominator of which is equal to the specified number of determination dates in the calculation period (so that, for example, if three value determination dates have been scheduled, each such determination date will initially receive a weighting of (1)/3). However, if a market disruption event occurs on any determination date, then the Calculation Agent shall not compute a daily calculation value for that date and will instead compute the daily calculation value on the next index business day when a market disruption event does not occur. If, however, there are less than the required number of scheduled determination dates remaining in any calculation period, the Calculation Agent will weight the daily calculation value for each succeeding determination date during the calculation period to ratably distribute the intended weight of such date across the remaining determination dates. Accordingly, if a market disruption event occurs during the calculation period, the daily calculation values will be calculated as follows:

          o the daily calculation value for each determination date preceding the first market disruption event will be calculated using the weighting described above,

          o the daily calculation value for each determination date following a market disruption event will be calculated using a weighting that equals a fraction,

               O the numerator of which will be the fraction that equals 1 minus the sum of the weightings for all preceding determination dates,

               O    the denominator of which will be the lesser of

                    >>   the original denominator and

                    >> the number of scheduled index business days from and including such determination date to and including the last scheduled index business day in the applicable calculation period.

          If a market disruption event occurs on the last scheduled index business day in the calculation period or if such date is not an index business day, the Calculation Agent will determine the value of the underlying index or basket of indices on such date in accordance with the formula for and method of calculating the underlying index or basket of indices last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-index business day) on such date of each security most recently constituting the underlying index or indices.

Our Call Right

     If so specified in the applicable pricing supplement, we may call an issuance of notes on or after the call date, in whole or in part, for mandatory exchange into cash at the applicable call price specified in the applicable pricing supplement. If we call an issuance of notes, we will not pay you a supplemental redemption amount with respect to such issuance of notes. If we call an issuance of notes, then the cash to be delivered to you will be delivered on the call date fixed by us and set forth in our call notice, upon delivery of your notes to the Trustee in accordance with the delivery instructions. We will, or will cause the Calculation Agent to, deliver the cash to the Trustee for delivery to you. We refer to this right as "our call right."

Additional Price Dependent Call Right

     If so specified in the applicable pricing supplement, we may have the right to call the notes, in whole or in part, for mandatory exchange into cash during the price dependent call period (as defined below) only if the index closing value of the applicable underlying index on the trading day immediately preceding the relevant notice date is, in the case of bull notes, greater than the threshold value (as defined below), or, in the case of bear notes, less than the threshold value, specified in such pricing supplement (the "price dependent call right").

     If we call the notes for mandatory exchange, the applicable call price will be delivered on the call date fixed by us and set forth in our notice of mandatory exchange, upon delivery of such notes to the Trustee, as described under "Our Call Right."

     Price dependent call period and threshold value. In the applicable pricing supplement for any notes issued with a price dependent call right, we will specify the applicable call price or the formula for determining the call prices, the period during which such mandatory exchange for cash may be effected as the "price dependent call period" and the threshold value required to permit such exchange as the "threshold value."

Trustee

     The "Trustee" for each offering of notes issued under our Senior Debt Indenture will be JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase
Bank).

Agent

     Unless otherwise specified in the applicable pricing supplement, the "Agent" for each underwritten offering of notes will be MS & Co.

Calculation Agent and Calculations

     We have appointed MS & Co. to act as "Calculation Agent" for us with respect to the capital protected notes. As Calculation Agent, MS & Co. will determine the initial index value, the index closing values, the multipliers, the final index value, the final average index value, the percentage change in the underlying index and the supplemental redemption amount.

     All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

     All calculations with respect to the with respect to any issuance of notes will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of any notes will be rounded to the nearest cent, with one-half cent rounded upward.

     Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the index percent change, the final index value, the supplemental redemption amount or whether a market disruption event has occurred. See "Antidilution Adjustments", "Discontinuance of Any Underlying Index; Alteration of Method of Calculation", and "Market Disruption Event" below. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the final index value prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation in the Case of an Event of Default

     If an event of default with respect to any issuance of notes shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of such notes, which will be equal to the stated principal amount with respect to such issuance of notes (the "Acceleration Amount"), plus the applicable supplemental redemption amount, if any, determined as though the index closing value for each determination date for such issuance of notes scheduled to occur on or after such date were the index closing value on the date of acceleration, plus, if applicable, any accrued but unpaid interest as of the date of such acceleration.

     If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Discontinuance of Any Underlying Index; Alteration of Method of Calculation

     If the underlying index publisher discontinues publication of an underlying index and the underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a "successor index"), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on the index business day that any index closing value is to be determined.

     With respect to each issuance of notes, upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of such notes, within three index business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of Depositary and its direct and indirect participants.

     If any underlying index publisher discontinues publication of an underlying index prior to, and such discontinuance is continuing on, the date that any index closing value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine such index closing value for such date in accordance with the formula for and method of calculating the underlying index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently comprising such underlying index. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of any related notes.

     If at any time the method of calculating the underlying index or a successor index, or the value thereof, is changed in a material respect, or if the underlying index or a successor index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such underlying index or such successor index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that any index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made. Accordingly, if the method of calculating such underlying index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Forms of Notes

     As noted above, the notes are issued as part of our Series F medium-term note program. We will issue notes only in fully registered form either as book-entry notes or as certificated notes. References to "holders" mean those who own notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

     Book-entry notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Securities -- Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

     Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of the Depositary's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary's procedures for global notes representing book-entry notes is set forth under "Forms of Securities--The Depositary" in the prospectus. The Depositary has confirmed to us, the agents and the Trustee that it intends to follow these procedures.

     Certificated notes. If we issue notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the notes. The person named in the note register will be considered the owner of the note for all purposes under the Senior Debt Indenture. For example, if we need to ask the holders of any issuance of notes to vote on a proposed amendment to such notes, the person named in the note register will be asked to cast any vote regarding that issuance of notes. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

     New York law to govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

     You should read the section called "Description of Debt Securities" in the prospectus, where we describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected and how fixed and floating rates of interest on the notes are calculated.

                           USE OF PROCEEDS AND HEDGING

     The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries. See also "Use of Proceeds" in the accompanying prospectus. The original issue price of the notes includes the agent's commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the notes and the cost of hedging our obligations thereunder. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

     On or prior to the day we price the notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks comprising the underlying index, in futures or options contracts on the underlying index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, therefore, the value at which the underlying index must close on the determination dates before you would receive at maturity a payment that exceeds the principal amount of the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on determination dates, by purchasing and selling the stocks comprising the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the determination dates. We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the underlying index on the determination dates or the payment that you will receive at maturity.

                CAPITAL PROTECTED NOTES OFFERED ON A GLOBAL BASIS

     If we offer the notes on a global basis we will so specify in the applicable pricing supplement. The additional information contained in the prospectus under "Securities Offered on a Global Basis through the Depositary--Book-Entry, Delivery and Form" and "--Global Clearance and Settlement Procedures" will apply to every offering on a global basis. The additional provisions described under "Securities Offered on a Global Basis Through the Depositary --Tax Redemption" and "--Payment of Additional Amounts" will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.

                                      ERISA

     Depending on whether the notes are listed on a securities exchange or not, the relevant provision below will apply for an issuance of capital protected notes:

     Certain Capital Protected Notes Listed on a Securities Exchange

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

     We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will cover the purchase and holding of certain issuances of notes by a Plan for whom we or one of our affiliates is a service provider in cases where the specified requirements of the exemption are met, including that such notes (i) are 100% principal protected and (ii) are listed on a national securities exchange. In order for this exemption to apply, the decision to invest in the notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any notes, no more than 15% of the Plan's assets should be invested in such notes.

     The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of such notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of notes acquiring or holding such notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

     Other Capital Protected Notes

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

     Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

                         UNITED STATES FEDERAL TAXATION

     In the opinion of Davis Polk & Wardwell, our counsel, the following are the material U.S. federal tax consequences of ownership and disposition of the notes. This discussion only applies to initial investors in the notes who:

     o    purchase the notes at their "issue price"; and

     o will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     Unless otherwise indicated in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable pricing supplement.

     This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder's particular circumstances or to holders subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or foreign currencies;

     o    persons holding notes as part of a hedge or any similar transaction;

     o U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

     o partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

     o    regulated investment companies;

     o    real estate investment trusts;

     o tax exempt entities, including an "individual retirement account" or "Roth IRA" as defined in Section 408 or 408A of the Code, respectively;

     o    persons subject to the alternative minimum tax; or

     o Non-U.S. investors for whom income or gain in respect of a note is effectively connected with a trade or business in the United States.

     This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific securities offered thereunder.

Tax Consequences to U.S. Holders

     As used herein, the term "U.S. Holder" means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term U.S. Holder also includes certain former citizens and residents of the United States.

Classification of the Notes. Unless otherwise provided in the applicable pricing supplement and subject to the discussion below, the notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes.

Interest Accruals on the Notes. Pursuant to special rules governing the tax treatment of debt obligations that are treated under applicable Treasury regulations ("the contingent debt regulations") as providing for contingent payments, U.S. Holders of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield as described below, regardless of whether such holders use the cash or accrual method of accounting for U.S. federal income tax purposes. As such, U.S. Holders generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

     The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

     o the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

     o    divided by the number of days in the accrual period; and

     o multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

     The "adjusted issue price" of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

     The term "comparable yield" as used in the contingent debt regulations means the greater of (i) annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

     The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the "projected payment schedule") on the notes. This schedule must produce a yield to maturity that equals the comparable yield to maturity.

     For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service ("IRS").

     The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder's interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the notes.

Adjustments to Interest Accruals on the Notes. Subject to any discussion in the applicable pricing supplement and the discussion below concerning fixed but deferred contingent payments, if the only contingent payment provided for in a note is made at maturity (that is, the note either (i) does not pay a cash coupon during the term of the note or (ii) pays such cash coupon at a fixed rate at least annually), a U.S. Holder will not be required to make any adjustments discussed, except at maturity or upon other retirement of the note.

     If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

     If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in
(a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

     Special rules will apply if one or more contingent payments on an note become fixed. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations. If one or more contingent payments on an note become fixed more than six months prior to the date the payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, using the comparable yield as the discount rate, and the projected amounts of the contingent payments as provided in the projected payment schedule. If all remaining scheduled contingent payments on an note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the note. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note would also be affected. U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

Sale, Exchange, Redemption or Repurchase of Notes. Generally the sale, exchange, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange, redemption or repurchase of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (the "amount realized") and (b) the U.S. Holder's adjusted tax basis in the note. As previously discussed under "Tax Consequences to U.S. Holders--Adjustments to Interest Accruals on the Notes," to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange, redemption or repurchase of the notes.

     For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected payment amount of any contingent payment due at maturity. As previously discussed under "Tax Consequences to U.S. Holders--Adjustments to Interest Accruals on the Notes," to the extent that actual payments with respect to the notes during the year of the scheduled retirement are greater or lesser than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

     A U.S. Holder's adjusted tax basis in a note generally will be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

     Gain recognized by a U.S. Holder upon a sale, exchange, redemption or repurchase of a note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note has been held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Short-Term Notes. A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its date of issuance (a "short-term note") will not be treated as a contingent payment debt instrument. The proper treatment of payments of principal of and interest on short-term notes subject to a contingency is uncertain. Moreover, the amount of income accrual method taxpayers should accrue on a short-term note is also unclear. Holders of short-term notes should consult with their tax advisors as to the federal income tax consequences of the ownership and disposition of short-term notes.

Backup Withholding and Information Reporting. Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

     Subject to any discussion contained in the applicable pricing supplement, Non-U.S. Holders should refer to the discussions under "United States Federal Taxation-- Tax Consequences to Non-U.S. Holders" in the accompanying prospectus for a full description of the U.S. federal tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                              PLAN OF DISTRIBUTION

     We are offering the notes as part of our Series F medium-term notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., which we refer to individually as an "agent" and together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these notes resulting from a solicitation that agent made or an offer to purchase that agent received, a commission that will be specified in the applicable pricing supplement.

     We may also sell these notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

     We estimate that we will spend approximately $5,070,500 for printing, rating agency, Trustee's and legal fees and other expenses allocable to the offering of the capital protected notes and the other securities registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we may register on our shelf registration statement in the future.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by the agents that they intend to make a market in these notes as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

     Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. are our wholly-owned subsidiaries. The agents will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these notes, each agent may offer and sell those notes in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

     Neither of the agents nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of the securities underlying the underlying index or indices. Specifically, the agents may sell more notes than they are obligated to purchase in connection with the offering, creating a naked short position for their own accounts. The agents must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these notes or the securities underlying the underlying index or indices in the open market to stabilize the price of these notes or of such underlying securities. Finally, in any offering of the notes through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the agent repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these notes through the agents, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement. Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as "Euro medium-term notes." The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the notes offered under this prospectus supplement. The Euro medium-term notes may be offered concurrently with the offering of these notes, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International Limited, as agent for us. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

Supplemental Information Concerning Each Issuance of Capital Protected Notes

     With respect to each issuance of capital protected notes, the Agent for each issuance of capital protected notes, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of notes set forth on the cover of the applicable pricing supplement. The Agent will propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of the applicable pricing supplement plus accrued interest, if any, from the original issue date. The Agent may allow a concession not in excess of the agent's commissions specified in the applicable pricing supplement per note to other dealers. After the initial offering of the notes, the Agent may vary the offering price and other selling terms from time to time.

     The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of capital protected notes. See "Use of Proceeds and Hedging" above.

     With respect to each issuance of notes, we expect to deliver the notes against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the original issue date for any issuance of notes is more than three business days after the pricing date, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Capital Protected Notes Offered on a Global Basis

     If the applicable pricing supplement indicates that any of our capital protected notes will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those notes.

     Each of the agents has represented and agreed, and any other agent through which we may offer any capital protected notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

     With respect to sales in any jurisdictions outside of the United States of such notes offered on a global basis, purchasers of any such notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

General

     No action has been or will be taken by us, the agents or any dealer that would permit a public offering of the notes or possession or distribution of any pricing supplement or this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of any pricing supplement or this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, any agent or any dealer.

     The agents have represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes any pricing supplement, this prospectus supplement and the accompanying prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

     The notes have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than
(i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a).an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

     (b).an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c).a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d).otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                                                                         ANNEX I

         UNDERLYING INDICES AND UNDERLYING INDEX PUBLISHERS INFORMATION

     We have derived all information contained in this prospectus supplement and the applicable pricing supplement regarding any specified underlying index, including, without limitation, its make up, its method of calculation and changes in its components and its historical closing values, from publicly available information. Such information reflects the policies of, and is subject to change by, the publisher of the applicable underlying index whom we refer to as the underlying index publisher. Each underlying index is developed, calculated and maintained by its respective underlying index publisher. Neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any underlying index or underlying index publisher in connection with the offering of the notes. In connection with the offering of notes, neither we nor the agent makes any representation that such publicly available information regarding any underlying index or underlying index publisher is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or in the applicable pricing supplement) that would affect the value of any underlying index have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity or on any call date with respect to the notes and therefore the trading prices of the notes.

     We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of any underlying index without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of such issuers and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of a note, you should undertake an independent investigation of the issuers of the component stocks of the underlying index and of the underlying index to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in any notes.

     In this prospectus supplement and any applicable pricing supplement, unless the context requires otherwise, references to any specific underlying index listed below will include any successor index to such underlying index and references to the underlying index publisher will include any successor thereto.

S&P 500 Index

     The S&P 500 Index was developed by Standard & Poor's Corporation, which we refer to as S&P, and is calculated, maintained and published by S&P.

     The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

     The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

     Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

     To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

     The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required:


                                                                      Divisor
                                                                     Adjustment
 Type of Corporate Action              Adjustment Factor              Required
---------------------------  -------------------------------------  ------------
Stock split                  Shares Outstanding multiplied by 2;         No
  (i.e., 2-for-1)            Stock Price divided by 2

Share issuance               Shares Outstanding plus newly issued       Yes
  (i.e., change >= 5%)       Shares

Share repurchase             Shares Outstanding minus Repurchased       Yes
  (i.e., change >= 5%)       Shares

Special cash dividends       Share Price minus Special Dividend         Yes

Company Change               Add new company Market Value minus         Yes
                             old company Market Value

Rights Offering              Price of parent company minus              Yes

                                        Price of Rights
                                        ---------------
                                          Right Ratio

Spin-Off                     Price of parent company minus              Yes

                                     Price of Spinoff Co.
                                     --------------------
                                     Share Exchange Ratio


     Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:


      Post-Event Aggregate Market Value
      ----------------------------------   =    Pre-Event Index Value
                 New Divisor

                             Post-Event Market Value
      New Divisor     =      -----------------------
                              Pre-Event Index Value

     A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

     The S&P 500 Index and S&P's other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

     License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the notes.

     The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

         The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

         S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY,

          EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

S&P 400 (Midcap)

     The S&P MidCap Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P MidCap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. S&P chooses companies for inclusion in the S&P MidCap Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely held and the Market Value and trading activity of the common stock of that company.

     The S&P MidCap Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap Index reflects the total Market Value of all 400 Component Stocks relative to the S&P MidCap Index's base period of June 28, 1991 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap Index, it is the only link to the original base period value of the S&P MidCap Index. The Index Divisor keeps the S&P MidCap Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap Index ("Index Maintenance"). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

     To prevent the value of the S&P MidCap Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P MidCap Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P MidCap Index remains constant. This helps maintain the value of the S&P MidCap Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap Index does not reflect the corporate actions of individual companies in the S&P MidCap Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P MidCap Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap Index and do not require Index Divisor adjustments.

     The table below summarizes the types of S&P MidCap Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.


                                                           Divisor
                Type of                                   Adjustment
           Corporate Action        Adjustment Factor       Required
          -------------------  -------------------------  ----------
          Stock split          Shares Outstanding
          (i.e., 2-for-1)      multiplied by 2; Stock
                               Price divided by 2         No

          Share issuance       Shares Outstanding plus
          (i.e., change > 5%)  newly issued Shares        Yes

          Share repurchase     Shares Outstanding minus
          (i.e., change > 5%)  Repurchased Shares         Yes

          Special cash         Share Price minus
          dividends            Special Dividend           Yes

          Company change       Add new company Market
                               Value minus old company
                               Market Value               Yes

          Rights offering      Price of parent company
                               minus
                               Price of Rights
                               ---------------
                               (  Right Ratio  )          Yes

          Spin-Off             Price of parent company
                               minus
                               Price of Spinoff Co.
                               --------------------
                               (Share Exchange Ratio)     Yes

     Stock splits and stock dividends do not affect the Index Divisor of the S&P MidCap Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P MidCap Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

          Post-Event Aggregate Market Value
          ----------------------------------  = Pre-Event Index Value
                     New Divisor

                                Post-Event Aggregate Market Value
          New Divisor   =        --------------------------------
                                     Pre-Event Index Value

     A large part of the S&P MidCap Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P MidCap Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

     The S&P MidCap Index and S&P's other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and on September 16, 2005 the indices moved to full float adjustment.

     License Agreement between Standard & Poor's Corporation and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P MidCap Index, which is owned and published by S&P, in connection with securities, including these Notes.

     The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

     The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P MidCap Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the S&P MidCap Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     "Standard & Poor's(R)," "S&P(R)," "S&P 400(R)," "Standard & Poor's MidCap 400(R) Index" and "S&P MidCap Index" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Dow Jones Industrial Average

     The Dow Jones Industrial Average, which we refer to as the DJIA, is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the "WSJ"), which is published by Dow Jones & Company, Inc., which we refer to as Dow Jones, as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of a component stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries. The DJIA serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company's core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the DJIA may be changed at any time for any reason.

     The DJIA is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks' prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, splits, spin-offs and other corporate actions such as rights offerings and extraordinary dividends. Normal cash dividends are not taken into account in the calculation of the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the Maturity Redemption Amount.

     The formula used to calculate divisor adjustments is:

                                                Adjusted Sum of Prices
       New Divisor  =    Current Divisor   x  --------------------------
                                               Unadjusted Sum of Prices


     License Agreement between Dow Jones and Morgan Stanley. Dow Jones and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJIA, which is owned and published by Dow Jones, in connection with securities, including the notes.

     The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

         The notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones' only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the DJIASM which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the notes. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating the DJIASM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

         DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

     "Dow JonesSM," "DJIA SM" and "Dow Jones Industrial AverageSM" are service marks of Dow Jones and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the notes.

Nasdaq-100 Index

     The Nasdaq-100 Index was developed by the Nasdaq Stock Market, Inc., which we refer to as The Nasdaq. The Nasdaq-100 Index is determined, comprised and calculated by The Nasdaq and was first published in January 1985. The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on the Nasdaq National Market System tier of The Nasdaq Stock Market, Inc. The Nasdaq-100 Index constitutes a broadly diversified segment of the largest securities listed on The Nasdaq Stock Market, Inc. and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then-current Nasdaq-100 Index share weights of each of the Nasdaq-100 Index component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index component security, multiplied by each such security's respective last sale price on The Nasdaq Stock Market, Inc., and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market System tier of The Nasdaq Stock Market, Inc. and meet the other eligibility criteria, including the following: the security's U.S. listing must be exclusively on the Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have "seasoned" on The Nasdaq Stock Market, Inc. or another recognized market (generally a company is considered to be seasoned by the Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one-year "seasoning" criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market, Inc. within the next six months.

     In addition, to be eligible for continued inclusion in the Nasdaq-100 Index, the following criteria apply: the security's U.S. listing must be exclusively on the Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month.

     The securities in the Nasdaq-100 Index are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third

Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for such Nasdaq-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index component securities.

     Additionally, the Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the Nasdaq-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100 Index.

     The Nasdaq-100 Index share weights are also subject, in certain cases, to a rebalancing (see "Rebalancing of the Nasdaq-100 Index for Modified Capitalization-Weighted Methodology" below). Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by such change.

     Annual Ranking Review. The Nasdaq-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the "Annual Ranking Review," as described below. Securities listed on The Nasdaq Stock Market, Inc. which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index component security is no longer traded on The Nasdaq, or is otherwise determined by The Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     Rebalancing of the Nasdaq-100 Index for Modified Capitalization-weighted Methodology. Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index component securities from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with The Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 Index component securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

     Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index component security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, The Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

     If either one or both of these weight distribution requirements are not met upon quarterly review or The Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

     Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index component security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, The Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In such instances, The Nasdaq would announce the different basis for rebalancing prior to its implementation.

     License Agreement between The Nasdaq Stock Market, Inc. and Morgan Stanley. The Nasdaq and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq-100 Index, which is owned and published by The Nasdaq, in connection with securities, including the notes.

     The license agreement between The Nasdaq and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

         The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (The Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by the Nasdaq without regard to the Licensee or the notes. The Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

         THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The "Nasdaq(R)," "Nasdaq-100(R)" and "Nasdaq-100 Index(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley. The notes have not been passed on by the Corporations as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

Russell 2000 Index

     The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the "Component Stocks") domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2000 smallest securities that form the Russell 3000(R) Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

     The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

     Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company's stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company's eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

     Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index. The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and

(iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

     The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

     The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

     Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index's Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

     Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Commission. Other sources are used in cases of missing or questionable data.

     The following types of shares are considered unavailable for the purposes of capitalization determinations:

    o ESOP or LESOP shares - corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

    o Corporate cross-owned shares - when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

    o Large private and corporate shares - large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

    o Unlisted share classes - classes of common stock that are not traded on a U.S. securities exchange; and

    o Initial public offering lock-ups - shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

     Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

    o "No Replacement" Rule - Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

    o Rule for Deletions - When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

        When acquisitions or mergers take place within the Russell 2000 Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 3000 or Russell 1000), the shares for the acquiring stock were not adjusted until month end.

    o Deleted Stocks - Effective on January 1, 2002, when deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

    o Rule for Additions - The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

    o Rule for Corporate Action-Driven Changes - Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day's closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

     Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

     Pricing of Securities Included in the Russell 2000 Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

     License Agreement between Frank Russell Company and Morgan Stanley. Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the notes.

     The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

         The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell's publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

         RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The "Russell 2000(R) Index" is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the notes.

PHLX Housing Sector Index

     The PHLX Housing SectorSM Index (the "Index") was developed by the Philadelphia Stock Exchange, Inc. (the "PHLX") and is calculated, maintained and published by PHLX.

     The Index is a modified capitalization weighted index composed of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market (the "Index Stocks"). The Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index was set to an initial value of 250 on January 2, 2002. Options commenced trading on the Index on July 17, 2002. Modified capitalization weighting is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of Index Stocks, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks without changing the total capitalization of the portfolio. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting.

     Methodology for inclusion in the Index. Index securities are first defined as small stocks (current market capitalization less than or equal to 50% of the average market capitalization of all component securities), medium stocks (current market capitalization greater than 50% and less than 150% of the average market capitalization of all component securities), or large stocks (current market capitalization greater than or equal to 150% of the average market capitalization of all component securities).

     A determination is then made, based on the current (true) market capitalization if:

    1. Any single component security represents 25% or more of the current market capitalization of the basket; and/or

    2. All component securities that individually represent 5% or more of the total current market capitalization of the basket in aggregate represent 50% or more of the total current market capitalization of the basket.

If 1 is true, then:

    3.  The weight of all qualifying component securities is set to 22.5%;

    4. The weight that represents the aggregate difference between the original weight and the new weight of 22.5% for each qualifying component is redistributed as follows:

        a) The weight of any component security that represents less than 1% of the total current market capitalization of the basket is increased to exactly 1%, beginning with the highest weighted, sub 1% component security and continuing until either all component securities are equal to or above 1% or until no excess weight remains to be distributed;

        b) Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

            i. If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock's weight is increased to the nearest whole percentage weight and in one half percents increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock's weight exceeds the stock ranked immediately above it, in which case the step is repeated for the next higher weighted stock.

If 2 is true after steps 3 and 4, then:

    5. The weight of each qualifying component is proportionally reduced such that the aggregate weight of the qualifying components is exactly 45%, as follows:

        a) For qualifying components 1 through n, (a) the difference between 45% and the aggregate weight of all the qualifying components prior to this reduction and (b) the percent of the total capitalization of the qualifying components that each qualifying component represents, is calculated. The weight of each qualifying component is reduced by an amount that equals a *b(1-n), except that the proportional reduction shall not cause any component to have a lesser weight than the component security ranked immediately beneath it. If such a situation should occur, then the next largest component security or securities that would not have otherwise qualified for inclusion in the proportional reduction shall then be included.

    6. The weight that represents the difference between the original aggregate weight and the new weight of 45% for the group of qualifying components is redistributed as follows:

        a) Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

            i. If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock's weight is increased to the nearest one half percentage weight and in half percent increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock's weight exceeds the stock ranked immediately above it, in which case this step is repeated for the next higher weighted stock; and

            ii. Excess weight distributed to the smallest stock will increase its weight to no more than that of the adjusted weight of the second smallest stock; and

            iii.If the smallest stock has been increased to the level of the second smallest stock and excess weight remains to be distributed, then beginning with the largest small stock and continuing downward, the weight of each component is increased by half percentage increments until no excess weight remains, subject to the conditions and remedies of (i) above, except that if insufficient excess weight remains to solve the conditions and remedies of paragraph (i) above, than paragraph (iii) is started with the smallest stock whose weight exceeds the next smallest stock by at least one half percent.

     New share values will be assigned to each component security by calculating the dollar value of each component security's new percent weight of the original total current market capitalization of the basket, divided by the last sale price of each respective component security.

     This process will be repeated at least semi-annually for implementation at the end of the January and July option expiration if the modified capitalization of a single component or group of components exceed the concentration thresholds stated above as of the last trading day of the previous month, and such rebalancing will be based on actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month.

     Adjustments for corporate actions:

     Stock splits - modified share amounts will be adjusted proportionally to the stock price adjustment using the announced split ratio on the effective date of the split. No divisor change should be necessary except for rounding.

     Share changes greater than 5% - due to mergers, acquisitions, or stock repurchase, modified share amounts will be adjusted in proportion to the announced share change. Divisor changes will be necessary.

     Adjustments for stock addition or removal:

     Stock removal - no adjustments to the remaining component modified shares made. Divisor changes will be necessary.

     Stock addition - the modified share weight of a stock addition will be determined in a 4 step process:

    o Determine the relative weight rank of the new component's true capitalization compared to the true capitalization of the current component list (e.g., 14th out of 25);

    o Assign a modified capitalization to the new component that is midway between the modified capitalization of the two current components that ranked immediately above and below the new component (e.g., midway between the modified cap of numbers 13 and 14);

    o Determine a number of modified shares required to achieve the modified capitalization based on the closing price of the new component on the day immediately prior to its addition.

    o   Divisor changes will necessary.

     In this prospectus supplement, unless the context requires otherwise, references to the PHLX Housing Sector Index will include any Successor Index and references to PHLX will include any successor to PHLX.

License Agreement between PHLX and MS & Co. PHLX and MS & Co. have entered into a non-exclusive license agreement providing license to MS & Co., and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the PHLX Housing Sector Index, which is owned and published by PHLX, in connection with securities, including the notes.

     The license agreement between PHLX and MS & Co. provides that the following language must be set forth in this prospectus supplement:

     The PHLX Housing SectorSM Index (HGX) ("Index") is not sponsored, endorsed, sold or promoted by the PHLX. The PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. The PHLX's only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee. The PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index. The PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. The PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

     "PHLX Housing SectorSM" and "HGXSM" are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley & Co. Incorporated.

Dow Jones Euro STOXX 50 Index

     The Dow Jones EURO STOXX 50 Index, which we refer to as the Euro STOXX 50 Index, was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 26, 1998, based on an initial Index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com.

     Euro STOXX 50 Index Composition and Maintenance. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

     The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

     The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

     The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

     Euro STOXX 50 Index Calculation. The Euro STOXX 50 Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

                 free float market capitalization of the
                           Euro STOXX 50 Index
Index   =    -----------------------------------------------   x  1,000
             adjusted base date market capitalization of the
                            Euro STOXX 50 Index

     The "free float market capitalization of the Euro STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

     The Euro STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).


          (1)  Split and reverse split:

               Adjusted price = closing price * A/B

               New number of shares = old number of shares * B/A

               Divisor: no change

          (2)  Rights offering:

               Adjusted price = (closing price * A + subscription price * B)/(A + B)

               New number of shares = old number of shares * (A + B)/A

               Divisor:  increases

          (3)  Stock dividend:

               Adjusted price = closing price * A/(A + B)

               New number of shares = old number of shares * (A + B)/A

               Divisor: no change

          (4)  Stock dividend of another company:

               Adjusted price = (closing price * A - price of other company * B)/A

               Divisor: decreases

          (5)  Return of capital and share consideration:

               Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A/B

               New number of shares = old number of shares * B/A

               Divisor:  decreases

          (6)  Repurchase shares / self tender:

               Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)

               New number of shares = old number of shares - number of tendered shares

               Divisor:  decreases

          (7)  Spin-off:

               Adjusted price =  (closing price * A - price of spun-off shares * B) / A

               Divisor:  decreases

          (8)  Combination stock distribution (dividend or split) and rights offering:

               For this corporate action, the following additional assumptions apply:

                    o    Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

                    o    If A is not equal to one share, all the following "new number of shares"
                         formulae need to be divided by A:

               - If rights are applicable after stock distribution (one action applicable to other):

               Adjusted price = (closing price * A + subscription price * C * (1 + B/A))/((A + B) *
                                ( 1 + C/A))

               New number of shares = old number of shares * ((A + B) * (1 + C/A))/A

               Divisor:  increases

               - If stock distribution is applicable after rights (one action applicable to other):

               Adjusted price = (closing price * A + subscription price * C)/((A + C) * (1 + B/A))

               New number of shares = old number of shares * ((A + C) * (1 + B/A))

               Divisor:  increases

               - Stock distribution and rights (neither action is applicable to the other):

               Adjusted price =  (closing price * A + subscription price * C)/(A + B + C)

               New number of shares = old number of shares * (A + B +C)/A

               Divisor:  increases

     License Agreement between STOXX Limited and Morgan Stanley. STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the notes.

     The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

         The notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. STOXX Limited's only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50SM Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50 SM Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the notes.

         STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50 SM INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY

         ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50 SM INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50 SM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

     "Dow Jones EURO STOXXSM" and "STOXXSM" are service marks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

Nikkei 225 Index

     The information regarding the Nikkei 225 Index contained in this prospectus supplement reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as NIKKEI. NIKKEI has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

     The Nikkei 225 Index is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc., which we refer to as NIKKEI, that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the Tokyo Stock Exchange (the "TSE") representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. NIKKEI rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. NIKKEI first calculated and published the Nikkei 225 Index in 1970.

     The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

    o Technology -- Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

    o   Financials -- Banks, Miscellaneous finance, Securities, Insurance

    o   Consumer Goods -- Marine products, Food, Retail, Services

    o Materials -- Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

    o Capital Goods/Others -- Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

    o Transportation and Utilities -- Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

     The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from

May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 23.947 as of October 1, 2004 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

     In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

     An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NIKKEI. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

     A list of the issuers of the Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225 Index.

     License Agreement between NIKKEI and Morgan Stanley. As of the issue date of any notes, we will have received the consent of NIKKEI, the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the notes. NIKKEI has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. NIKKEI has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, NIKKEI has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of any supplemental redemption amount.

MSCI EAFE

     The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See "--Affiliation of MSCI, MS & Co. and Morgan Stanley" below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

     The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France,

Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

     Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the "Component Securities") constituting the MSCI indexes for the 21 selected countries (the "Component Country Indices"). Each Component Country Index is a sampling of equity securities across industry groups in such country's equity markets. See "--Maintenance of the MSCI EAFE Index and the Component Country Indices" below.

     Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

     Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled Index close of each February, May, August and November.

     MSCI may add additional Component Country Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

     Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

     MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

     Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

     The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in "foreign inclusion factors" and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion

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of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI's pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

     The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

     Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

     Selection of Component Securities and Calculating and Adjusting for Free Float. The selection of the Component Securities for each Component Country Index is based on the following guidelines:

     (i) Define the universe of listed securities within each country;

     (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

     (iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

     (iv) Select securities for inclusion according to MSCI's index construction rules and guidelines.


     To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security's share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

     MSCI will then derive a "foreign inclusion factor" for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then "float-adjust" the weight of each constituent company in an index by the company's foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI's indices.

     Once the free float factor has been determined for a security, the security's total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

     These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

     The MSCI EAFE Index is Subject to Currency Exchange Risk. Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

     Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI(R) is a registered trademark and service mark of MSCI.

     BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO

SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE AND THE SUPPLEMENTAL REDEMPTION AMOUNT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

     MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

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     It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

     License Agreement between MSCI and Morgan Stanley. MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the Notes.

     The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

     THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

     ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this prospectus supplement or the accompanying pricing supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the notes.

     No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine

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whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

                                     A-26